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                                                               Exhibit (h)(1)(i)


                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT

     AMENDMENT made as of the 1st day of January, 2003, between American Performance Funds (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Administration Agreement dated January 1, 2002, under which BISYS performs certain management and administration services for the Trust (the "Agreement"). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

     WHEREAS, the Agreement provides that BISYS shall perform such additional services as are mutually agreed upon in writing by the parties;

     WHEREAS, the Trust desires that BISYS perform certain additional services for the Trust related to anti-money laundering;

     WHEREAS, BISYS is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in this Amendment; and

     WHEREAS, BISYS and the Trust wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Trust, and to supplement and clarify certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

     1. Provision of AML Compliance Officer

     The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

     The Trust represents and warrants that it will comply with the Applicable AML Laws, and agrees that, except to the extent provided herein, BISYS shall not be responsible for ensuring that the Trust complies with its obligations under the Applicable AML Laws. Without prejudice to the foregoing, BISYS will provide an appropriate person to serve as the Trust's anti-money laundering compliance officer ("AML




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Compliance Officer"), and, subject to the Trust's compliance with practices and procedures agreed between the parties from time to time (collectively, the "Procedures"), BISYS agrees to cooperate with and assist the Trust in complying with its obligations by causing the AML Compliance Officer to render the anti-money laundering services described on Schedule A hereto.

     The Trust acknowledges that, notwithstanding anything else contained herein, the Trust maintains full responsibility for ensuring that its anti-money laundering program (the "AML Program") is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering. Neither BISYS nor the AML Compliance Officer shall be responsible or liable for failure to undertake any responsibilities or provide any services resulting from an amendment to the AML Program unless BISYS has consented in writing thereto.

     In connection with the appointment of the AML Compliance Officer, the Trust also acknowledges that the duties of the AML Compliance Officer involves the exercise of discretion, which in some circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard,
(i) under circumstances in which the AML Program authorizes the taking of certain actions, the AML Compliance Officer is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with the Trust shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Trust instructs the AML Compliance Officer that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder. To the extent prudent or necessary in order to comply with the Trust's AML Program or Applicable AML Laws, the AML Compliance Officer and BISYS shall be entitled, to refuse, in good faith, to process transactions on behalf of the Trust and Shareholders.

     Each party agrees to provide promptly to the other party upon request copies of the records and other documentation evidencing (i) the identity and transaction records of an investor, and (ii) the compliance by such party with the Applicable AML Laws, and, each party also agrees otherwise to assist the other party in complying with the other party's obligations under the Applicable AML Laws.

     Each party agrees to retain a copy of all materials related to compliance with the AML Program and Applicable AML Laws (including those used for identification purposes and, in the case of transactions, the original documents or copies admissible in legal proceedings) for a period of at least 5 years after either the relationship with the investor has ended or the execution of the transaction. Notwithstanding the foregoing, the Trust shall retain records for any other period specified in the AML Program or under Applicable AML Laws.





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     2. Fees

     In addition to all fees, expenses and miscellaneous fees or charges provided for under the Agreement, BISYS shall be entitled to receive from the Trust the amounts set forth on Schedule B hereto, reflecting the amounts charged by BISYS for the performance of delegated services under this Amendment with respect to provision of the Trust's AML Compliance Officer.

     3. Representations and Warranties

     The Trust represents and warrants that (a) the Trust's Board of Trustees (the "Board") has approved and adopted the AML Program (a copy of which has been delivered to BISYS), (b) the individual nominated by BISYS as the Trust's AML Compliance Officer has been appointed by the President, and approved and appointed as an officer of the Trust by the Board, and (c) the delegation of certain services hereunder to BISYS, as provided in Section 1 of this Amendment, has been approved by the Board.

     4. Access to be Provided

     The Trust shall provide copies of all books and records of the Trust as the AML Compliance Officer deems necessary or desirable in order to carry out his/her duties hereunder on behalf the Trust.

     5. Limitation of Liability; Indemnification

     Notwithstanding any provision of the Agreement or this Amendment that expressly or by implication provides to the contrary, BISYS shall not be liable for any loss, damage, cost, expense or liability incurred or sustained by the Company or any claim brought against any Company (including as a result of the Company's failure to comply with its obligations under Applicable AML Laws) except to the extent such failure is a direct and proximate result of a material breach of the Agreement as amended by this Amendment by BISYS. (For the avoidance of doubt, nothing herein is intended to limit any liability BISYS may have for its duties under any Transfer Agency Agreement between BISYS and the Trust.) In addition, neither BISYS nor any individual serving from time to time as the Trust's AML Compliance Officer shall have any liability to the Trust or any of its trustees, officers, employees, interest holders or service providers for any actions taken or omissions by such individual in the course of acting a AML Compliance Officer unless such acts for failure to act constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of such individual's duties hereunder as AML Compliance Officer.

     The Trust shall indemnify BISYS and any individual serving from time to time as the Trust's AML Compliance Officer (collectively, the "Indemnified Parties") to the fullest extent permitted for officers of the Trust by applicable laws and the Trust's Declaration of Trust and shall keep such individual covered by appropriate insurance as permitted in Article IV, Section 3(n) of the Declaration of Trust. In the event of any change to the Declaration of Trust or the Trust's insurance coverage that would affect the indemnification and coverage of BISYS and the individual serving as the Trust' AML



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Compliance Officer, the Trust shall notify BISYS as soon as reasonably practicable, and if such indemnification or coverage is materially impaired, BISYS shall have the right to terminate this Amendment by giving written notice to the Trust within 30 days.

     The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. An Indemnified Party shall promptly advise the Trust of all pertinent facts concerning any situation with respect to which a claim for indemnification may be made under this section, but failure to do so in good faith shall not affect the rights hereunder except to the extent the Trust is materially prejudiced thereby.

     The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Indemnified Parties, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, an Indemnified Party shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of the suit, it will reimburse the Indemnified Parties for the reasonable fees and expenses of any counsel retained by them. Notwithstanding the foregoing, the Trust shall not consent to any settlement that imposes liability or obligations upon any Indemnified Party without such Indemnified Party's prior written consent. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     6. Miscellaneous

     (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

     (b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

     (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

     (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.




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                                    * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                         AMERICAN PERFORMANCE FUNDS



                                         By: /s/ Walter B. Grimm
                                             -----------------------------------
                                         Name:  Walter B. Grimm
                                         Title: President



                                         BISYS FUND SERVICES OHIO, INC.



                                         By: /s/ William J. Tomko
                                             -----------------------------------
                                         Name:  William J. Tomko
                                         Title: President








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                                   SCHEDULE A
                TO THE AMENDMENT TO THE ADMINISTRATION AGREEMENT
                       BETWEEN AMERICAN PERFORMANCE FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

                             DATED JANUARY 1, 2003

                                    SERVICES

The AML Compliance Officer shall have the following responsibilities:

>> Oversee the Trust's compliance with the AML Program and Applicable AML Laws, and serve as principal contact person for all communications with governmental and regulatory authorities regarding issues relating to the AML Program.

>> Determine whether or not to approve as an investor any customer or entity from a "non-target market" (as defined in the AML Program).

>> Instruct the Trust's Distributor, in writing, to contact each Covered Secondary Provider (as defined in the AML Program) informing each of its anti-money laundering compliance obligations.

>> Instruct the Distributor to include specific contractual provisions regarding anti-money laundering compliance obligations in all future agreements entered into on the Trust's behalf with any Covered Secondary Provider.

>> Maintain a list of Covered Primary Providers (as defined in the AML Program) and require each of them to provide (i) a description, at least annually, of its anti-money laundering program, which description shall include items specified in the AML Program, and (ii) written notice of any material changes in its program as last provided.

>> Notify each Covered Primary Provider in writing of its obligations as set forth in the AML Program.

>> Review or arrange for the review of information provided by each Covered Primary Provider and present the information and results of the review to the Board of each Portfolio.

>> Arrange periodic testing, in accordance with Applicable AML Laws, of the Trust's AML Program to assure that it is functioning as written. Such testing may be accomplished either by independent personnel or by a qualified outside party. Provide a written report to the Board regarding such testing.




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>>   On at least an annual basis and more frequently if necessary or desirable, provide a report to the Board that assesses the Fund's compliance with Applicable AML Laws.

>> At the Trust's expense attend, no less frequently than annually, training or educational sessions designed to address prevention and detection of money laundering and reporting responsibilities relevant to the Trust. Such training may be provided by BISYS or an affiliate of BISYS.

















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                                   SCHEDULE B


                             TO THE AMENDMENT TO THE
                            ADMINISTRATION AGREEMENT
                       BETWEEN AMERICAN PERFORMANCE FUNDS
                       AND BISYS FUND SERVICES OHIO, INC.

                              DATED JANUARY 1, 2003

                                     CHARGES

The Trust shall pay BISYS an annual fee of $12,000 billed monthly, plus associated reasonable out of pocket expenses.